Exhibit 99.1

Contacts:  Jeff Tolvin
           AXA Financial
           (212) 314-2811
           jeffrey.tolvin@axa-financial.com


For immediate release:


            AXA FINANCIAL ACQUIRES WARRANTS TO PURCHASE 4.6% OF MONY
                 FROM GS MEZZANINE PARTNERS AND AFFILIATED FUNDS
                            MANAGED BY GOLDMAN SACHS

     New York, N.Y., December 2, 2003 - AXA Financial, Inc. today announced the acquisition of warrants to purchase newly issued common stock of The MONY Group Inc. (NYSE: MNY) equivalent to approximately 4.6% of MONY's currently outstanding common stock, for a cash purchase price equal to $30.80 per share less the warrant strike price of $23.50 per share. The warrants, with an expiration date in December 2008, were acquired by AXA Financial in a private transaction from GS Mezzanine Partners, L.P. and affiliated investment funds managed by Goldman Sachs & Co.

     GS Mezzanine Partners and its affiliated investment funds have held the warrants since their investment in MONY in December 1997, prior to MONY's 1998 demutualization and initial public offering. Prior to the transaction with AXA Financial, GS Mezzanine Partners and these funds collectively held warrants to purchase approximately 7% of MONY's fully diluted outstanding common stock which, if exercised, would have made Goldman MONY's largest shareholder.

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     "This acquisition reinforces AXA Financial's strong commitment to our proposed merger with MONY," said Christopher M. "Kip" Condron, President and Chief Executive Officer of AXA Financial.

     AXA Financial intends to exercise the warrants to purchase MONY common stock prior to the record date for MONY's special shareholders meeting to consider the proposed merger between MONY and AXA Financial and intends to vote the shares in favor of the transaction.

     The completion of AXA Financial's proposed merger with MONY is subject to various closing conditions including receipt of MONY shareholder approval and various regulatory approvals.

About AXA Financial

     AXA Financial, Inc., with approximately $472.2 billion in assets under management as of September 30, 2003, is one of the world's premier financial services organizations through its strong brands: The Equitable Life Assurance Society of the U.S., AXA Advisors, LLC, Alliance Capital Management, L.P., Sanford C. Bernstein & Co., and its premier wholesale distribution company, AXA Distributors, LLC. AXA Financial is a member of the global AXA Group, a worldwide leader in financial protection and wealth management.

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